Exhibit 5.1

August 31, 2012

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

Re:	Renasant Corporation
Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Renasant Corporation, a Mississippi corporation (the “Company”), in connection with the registration pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of $150,000,000 aggregate amount of (i) common stock, par value $5.00 per share, of the Company (the “Common Stock”), (ii) preferred stock, par value $.01 per share, of the Company, in one or more series (the “Preferred Stock”), (iii) unsecured debt securities, whether senior or subordinated (the “Debt Securities”), (iv) warrants to purchase Common Stock or Preferred Stock (the “Warrants”), and (v) units comprised of two or more of any of the foregoing securities (the “Units”; the Common Stock, the Preferred Stock, the Debt Securities, the Warrants and the Units are referred to collectively as the “Securities”).

In rendering this opinion, we have examined and relied upon the original, or a photostatic or certified (or otherwise satisfactorily identified) copy, of the Registration Statement (including the indentures attached as exhibits thereto), the Articles of Incorporation of the Company, as amended, the Restated Bylaws of the Company, as amended, and such other records of the Company and such certificates of officers of the Company and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

We have further assumed that (i) the specific Securities offered by the Company will have been duly authorized for issuance by all necessary corporate action on the part of the Company, (ii) any Common Stock, Preferred Stock or Warrants issuable upon conversion, exchange or exercise will have been duly authorized and issued, (iii) certificates evidencing the Securities will have been issued in the form and on the terms dictated by the purchase agreement, underwriting agreement, indenture, warrant agreement, unit agreement or similar agreement applicable to such Securities and duly executed by all parties thereto and delivered, against receipt of the consideration approved by the Company which will be no less than the par value thereof, (iv) the Commission will have entered an appropriate order declaring effective the Registration Statement (and any applicable and legally required post-effective amendment thereto), (v) a prospectus supplement will have been filed with the Commission describing the Securities offered thereby, (vi) the specific Securities offered by the Company will be governed by the laws of the State of Mississippi, (vii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and solely in conformity with the Registration Statement and the applicable prospectus supplement (including the applicable exhibits thereto) and as contemplated by the applicable corporate action, (viii) a definitive purchase agreement, underwriting agreement, indenture, warrant agreement, unit agreement or similar agreement with respect to the Securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, and such Securities will be issued and sold in conformity with such agreement, and (ix) the terms of the Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

With respect to the issuance and sale of any series of Preferred Stock, we have further assumed that an appropriate statement establishing the series or an amendment to the Company’s Articles of Incorporation, as amended, setting forth the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications and restrictions thereof, with respect to such series of Preferred Stock will have been duly adopted by the Company’s Board of Directors and filed with and accepted by the Secretary of State of Mississippi. With respect to the issuance and sale of any Warrants, we have further assumed that the terms of the Warrants and their issuance and sale will have been duly established in conformity with the warrant agreement relating thereto and that the Warrants will have been duly countersigned in accordance with such warrant agreement. With respect to the issuance and sale of any Units, we have further assumed that the terms of the Units and their issuance and sale will have been duly established in conformity with the unit agreement relating thereto and that the Units will have been duly countersigned in accordance with such unit agreement.

With respect to the issuance and sale of any Debt Securities, we have further assumed that (i)(a) the terms of the Debt Securities and their issuance and sale will have been duly established in conformity with the applicable indenture relating thereto and (b) the Debt Securities will have been duly countersigned in accordance with the such indenture and (ii) to the extent that the obligations of the Company under the Debt Securities may be dependent upon such matters, (v) the financial institution to be identified as Trustee in the indenture governing such Debt Securities (the “Trustee”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (w) the Trustee is duly qualified to engage in the activities contemplated by the indenture; (x) the indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (y) the Trustee is in compliance, generally and with respect to acting as a trustee under the indenture, with all applicable laws and regulations; and (z) the Trustee has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under the Indenture.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and representations made to us by officers of the Company, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Mississippi.

2. Any Common Stock or Preferred Stock, when issued and sold in the manner described in the Registration Statement and any applicable prospectus supplement relating thereto, will be validly issued, fully paid and non-assessable.

3. Any Debt Securities, Warrants or Units, when issued and sold in the manner described in the Registration Statement and any applicable prospectus supplement relating thereto, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) advance waivers of claims, defenses, rights or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or other procedural rights, (d) provisions for exclusivity, election or cumulation of rights or remedies, (e) provisions authorizing or validating conclusive or discretionary determinations, (f) grants of setoff rights, (g) proxies, powers and trusts and (h) the severability, if invalid, of provisions to the foregoing effect.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of Mississippi. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

We consent to be named in the Registration Statement under the heading “Legal Matters” as the law firm which passed on the validity of the Securities and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ PHELPS DUNBAR, L.L.P.